                                                                    EXHIBIT 99.4
                                                                    ------------

[LOGO OF MCLEODUSA APPEARS HERE]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz
bnemitz@mcleodusa.com
Phone: (319) 298-7800
FAX:   (319) 298-7767


FOR IMMEDIATE RELEASE


McLeodUSA Reports Continued Growth and Margin Improvement for First Quarter 1998


     Cedar Rapids, Iowa, April 29, 1998 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD), a provider of integrated telecommunications services in Midwest and Rocky Mountain states, today reported first quarter results for 1998. Revenues were $134.3 million for the quarter ended March 31, 1998, an increase of 276 percent compared to revenues of $35.7 million for the first quarter of 1997. Net loss for the quarter was $30.3 million or $(0.49) per share compared to a net loss of $13.4 million or $(0.26) per share for the first quarter of 1997. EBITDA for the quarter was a positive $0.5 million compared with EBITDA loss of $9.4 million a year ago.

     Steve Gray, President and COO, commented, "I'm pleased with our performance, both operationally and financially. Our quarterly EBITDA achievement exceeded market expectations due to lower expenses and higher margin revenues associated with our continuing shift in emphasis toward business sales."

     Of the $134.3 million in total revenues for the quarter, telecommunications revenues accounted for 75 percent, and directory advertising revenues were 21 percent. Due to anticipated seasonal variations, revenues from directory publishing were down from the most recent quarter, but up 97 percent from the same quarter a year ago.

     "Consistent with our financial performance, our operating statistics continue to improve," said Gray. "The ongoing process of shifting our sales emphasis to business has streamlined our order implementation and customer service, and has improved margins. In cities where our business market share is stronger and our network is operational, we were able to move our sales
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efforts upmarket, allowing the sale of higher margin access, private line and data services to business customers for both intra- and inter-city services."

     McLeodUSA reported an increase in CLEC local lines in service from 193,000 lines at the end of 1997 to 223,200 lines as of March 31, an increase of 16 percent for the quarter and 189 percent over the first quarter total in 1997. Total local lines in service increased 307 percent year over year. Market penetration in states other than Iowa and Illinois continued strong during the quarter, with the Company's expansion states contributing 54 percent of new business lines sold.

     During 1998, McLeodUSA is focusing on continuing its market share growth as it builds facilities to prepare for the 1999 and 2000 migration of customers onto the Company's network. Consistent with this strategy, Gray stated, "We will aggressively add network along the intra-city business corridors in 100 selected cities to reach more business customers and prospects via direct build. As a result, we have increased our planned 1998 network build to 2,000 route miles."

     McLeodUSA added the first of three switches planned for 1998 to its network, bringing the total number of switches to seven. The new switch will carry local and long distance traffic for McLeodUSA customers. In addition, the Company reported that construction of its 36 city rings is progressing on schedule. Gray commented, "Every indication is that building network directly to customers in our core business markets is the right approach. By attacking this portion of our strategy, we can continue to improve our margins, be less dependent on the Bell companies, and offer our customers improved responsiveness and a broader array of advanced telecommunications services."

     To help fund this incremental facilities construction, the Company completed a private offering of senior notes in March yielding $293 million in proceeds. "These additional funds will help finance the third part of our core strategy: migrating customers onto our network," stated Clark McLeod, Chairman and CEO.

     Summarizing the quarter, McLeod stated, "It is exciting to see our execution strategy entering its third and most important phase: the migration of our customer share to our network. Continued growth and preparation for the migration process is our clear focus for 1998."

     McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in ten Midwest and Rocky Mountain states; future expansion will add 4 additional states. McLeodUSA is a facilities-oriented telecommunications provider with 7 switches, and nearly 314,000 local lines, 4,700 employees, and 5,100 route miles of fiber optics network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 15 million copies of competitive directories in 21 states, reaching a population of nearly 27 million.

     The statements contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to revision of expansion plans, availability of financing and regulatory approvals, the number of potential customers in a target market,
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the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of McLeodUSA
Incorporated to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Business-Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, which is filed with the Securities and Exchange Commission.

                                      ###
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                    McLeodUSA Incorporated and Subsidiaries
                     Consolidated Statement of Operations
                   (In thousands except for per share data)

                                  (UNAUDITED)

                                                            Three Months Ended
                                                            ------------------

                                                                 March 31,
                                                                 ---------
                                                             1998         1997
                                                             -----------------
Revenues:
  Telecommunications:
    Local and long distance                                $61,658      $14,848
    Local exchange services (ICTC)                          15,943          ---
    Private line and data                                    9,385        2,413
    Network maintenance and equipment                        7,481        1,985
    Other telecommunications                                 6,884          ---
                                                           -------      -------
      Total telecommunications revenue                     101,351       19,246
  Directory                                                 27,964       14,214
  Telemarketing                                              5,016        2,287
                                                           -------      -------
        Total revenues                                     134,331       35,747

Operating expenses:
  Cost of service                                           75,045       20,238
  Selling, general and administrative                       58,768       24,947
  Depreciation and amortization                             19,431        4,122
  Other                                                      1,900        1,608
                                                           -------      -------
      Total operating expenses                             155,144       50,915
                                                           -------      -------
      Operating loss                                       (20,813)     (15,168)
Non-operating income (expense):
  Interest income                                            4,613        4,253
  Interest (expense)                                       (14,754)      (2,447)
  Other                                                        687            7
                                                           -------      -------
      Total non-operating income (expense)                  (9,454)       1,813
                                                           -------      -------
      Loss before income taxes                             (30,267)     (13,355)

Income Taxes                                                   ---          ---
                                                           -------      -------
      Net loss                                            $(30,267)    $(13,355)
                                                           =======      =======

Loss per common share                                       $(0.49)      $(0.26)
                                                           =======      =======

Weighted average common shares outstanding                  62,227       52,327
                                                           =======      =======

EBITDA                                                        $518      $(9,438)
                                                           =======      =======

                    McLeodUSA Incorporated and Subsidiaries
                     Consolidated Statement of Operations
                   (In thousands except for per share data)


                                  (UNAUDITED)

                                                                                             Three Months Ended
                                                                                             ------------------

                                                                           6/30/97         9/30/97         12/31/97     3/31/98
                                                                           -------         -------         --------    ---------
Revenues:
   Telecommunications:
       Local and long distance                                             $18,551         $26,783          $52,607     $61,658
       Local exchange services (ICTC)                                         ----            ----           16,117      15,943
       Private line and data                                                 2,256           2,848            9,657       9,385
       Network maintenance and equipment                                     3,434           6,396            9,150       7,481
       Other telecommunications                                               ----            ----            7,141       6,884
                                                                          --------        --------         --------    ---------
          Total telecommunications revenue                                  24,241          36,027           94,672     101,351
   Directory                                                                20,273          11,073           35,495      27,964
   Telemarketing                                                             2,009           2,225            6,124       5,016
                                                                          --------        --------         --------    ---------
              Total revenues                                                46,523          49,325          136,291     134,331

Operating expenses:
   Cost of service                                                          26,520          30,987           73,445      75,045
   Selling, general and administrative                                      29,441          31,975           61,795      58,768
   Depreciation and amortization                                             5,231           6,355           17,567      19,431
   Other                                                                       999              82            1,943       1,900
                                                                          --------        --------         --------    ---------
       Total operating expenses                                             62,191          69,399          154,750     155,144
                                                                          --------        --------         --------    ---------
       Operating loss                                                      (15,668)        (20,074)         (18,459)    (20,813)
Non-operating income (expense):
   Interest income                                                           6,199           7,618            4,590       4,613
   Interest (expense)                                                       (7,039)        (11,270)         (13,871)    (14,754)
   Other                                                                        12              21            1,386         687
                                                                          --------        --------         --------    ---------
       Total non-operating income (expense)                                   (828)         (3,631)          (7,895)     (9,454)
                                                                          --------        --------         --------    ---------
       Loss before income taxes                                            (16,496)        (23,705)         (26,354)    (30,267)

Income Taxes                                                                  ----            ----             ----        ----
                                                                          --------        --------         --------    ---------
       Net loss                                                           $(16,496)       $(23,705)        $(26,354)   $(30,267)
                                                                          ========        ========         ========    =========

Loss per common share                                                       $(0.31)         $(0.45)          $(0.43)     $(0.49)
                                                                          ========        ========         ========    =========

Weighted average common shares outstanding                                  52,583          53,335           61,567      62,227
                                                                          ========        ========         ========    =========

EBITDA                                                                     $(9,438)       $(13,637)          $1,051        $518
                                                                          ========        ========         ========    =========

McLeodUSA Selected Statistical Data:

                                                3/31/97     12/31/97     3/31/98
                                                -------     --------     -------

Sales cities                                         45           60          63

Central offices/switches                            227          366         376

Cities served                                       138          227         259

Route miles                                       2,576        4,908       5,086

Total local lines in service                     77,200      282,600     313,900
   Business                                      67,400      149,300     174,000
   Residential                                    9,800      133,300     139,900

Total local customers                            22,600      157,000     166,400
   Business                                      13,200       29,200      32,300
   Residential                                    9,400      127,800     134,100

CLEC Local lines in service                      77,200      193,000     223,200
   Business                                      67,400      124,900     149,200
   Residential                                    9,800       68,100      74,000

CLEC Local line customers                        22,600       86,000      94,700
   Business                                      13,200       22,200      25,200
   Residential                                    9,400       63,800      69,500

CLEC Lines per business customer                    5.1          5.6         5.9

CLEC Lines sold during quarter                   22,600       41,200      37,500
   Business                                      10,600       26,700      21,600
   Residential                                   12,000       14,500      15,900

New CLEC Lines in service during quarter         11,800       38,800      30,200
   Business                                       5,900       20,800      24,300
   Residential                                    5,900       18,000       5,900

ILEC Local lines in service                          NA       89,600      90,700
   Business                                          NA       24,400      24,800
   Residential                                       NA       65,200      65,900

ILEC Local line customers                            NA       71,000      71,700
   Business                                          NA        7,000       7,100
   Residential                                       NA       64,000      64,600